EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                BILLY DEAD, INC.

Billy Dead, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on September 24, 2002.

SECOND: The Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by the President and the Secretary this 27 day of February 2003.

BILLY DEAD, INC.

                                     By:   /S/ CHARLES F. RYAN III
                                     -------------------------------------
                                     (Charles F. Ryan III)
                                     President and Chief Executive Officer

ATTEST:


By:  /s/ JULIE LYNN
------------------------
(Julie Lynn)
Secretary


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                                                                       EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                                BILLY DEAD, INC.

                                      FIRST

      The name of this corporation is Billy Dead, Inc. (the "Company").

                                     SECOND

      The address of the Company's registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, 19901. The name of the registered agent at that address is Nationwide Information Services, Inc.

                                      THIRD

      The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

                                     FOURTH

      A. Authorized Shares.

      The Company is authorized to issue two classes of stock, designated "Common Stock" and "Series A preferred stock," respectively. The total number of shares which the Company is authorized to issue is 1,854,000 shares, par value $0.001 per share. The number of shares of Common Stock which the Company is authorized to issue ("Common Stock") is 900,000 shares, and the number of shares of Series A preferred stock ("Series A Preferred") which the Company is authorized to issue is 954,000 shares.

      B. Provisions Applicable To Series A Preferred.

      The Series A Preferred and the holders thereof shall have the rights, preferences, privileges and restrictions set forth below:

            1. Dividends. The holders of the Series A Preferred shall be entitled to receive, when and as declared by the board of directors of the Company (the "Board"), dividends out of funds legally available therefor. No dividends shall be payable on the Common Stock until the holders of each share of Series A Preferred shall have received, from prior dividends or other distributions, an aggregate amount of $8.75 in cash or other property (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (the "Liquidation Preference"). After the holders of the Series A Preferred have received in dividends or distributions an aggregate amount per share equal to the Liquidation Preference, any subsequent dividends declared and paid by the Board on the Series A Preferred can only be made if a simultaneous dividend on the Common Stock has been declared and paid, as a result of which the aggregate amount of cash or other property payable as the dividend to the entire class of Series A Preferred, taken as a whole (excluding the payment of any prior dividends or distributions), will equal four times the aggregate amount of cash or other property payable as the dividend to the entire class of Common Stock, taken as a whole. Any dividend declared by the


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

Corporation shall not be cumulative, and no right to such dividends shall accrue to holders of the Series A Preferred unless declared by the Board.

            2. Liquidation Preference.

      (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation"), either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

      (i) First, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common by reason of their ownership of such stock, the Liquidation Preference for each share of Series A Preferred then held by them, less the amount of any prior dividends and distributions received by each share of Series A Preferred, and plus an amount equal to all declared but unpaid dividends for each share of the Series A Preferred. If the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred according to the number of shares of the Series A Preferred then held by each such holder.

      (ii) Second, after giving effect to the provisions of subparagraph 2(a)(i) above, the remaining assets of the Company shall be distributed to the holders of the Series A Preferred and to the holders of the Common Stock pro rata by class so that the aggregate amount of cash or other property distributed to the entire class of Series A Preferred, taken as a whole (excluding any prior dividends or distributions), will equal four times the aggregate amount of cash or other property distributed to the entire class of Common Stock, taken as a whole.

      (b) For purposes of this Section 2, a merger or consolidation of the Company with or into any other corporation or corporations (but excluding any merger effected solely for the purpose of reincorporating in another state), or the merger of any other corporation or corporations into the Company, in which consolidation or merger the stockholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, a sale of voting control, a sale of all or substantially all of the assets of the Company (other than the execution, delivery or performance by the Company of any agreement relating to the distribution, licensing or sale of any film created or produced by the Company (a "Distribution Deal")), or the undertaking by the Company of a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of (other than the Company's initial public offering), shall be treated as a Liquidation.

      (c) Any securities to be delivered pursuant to Section 1 (except for dividends paid in capital stock of the Company) and subparagraph 2(b) above shall be valued as follows:

      (i) securities not subject to investment letter or other similar restrictions on free marketability:

            (A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;


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

            (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three days prior to the closing; and

            (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

      (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(c)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

            3. Conversion; Redemption. The Series A Preferred shall not have rights to be converted into other securities of the Company or to be redeemed by the Company.

            4. Voting Rights.

      (a) Holders of Series A Preferred shall have full voting rights and powers, and shall be entitled to vote, together with the holders of Common Stock, with respect to any matters upon which holders of Common Stock have the right to vote. The holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred issued and outstanding shall have one half (1/2) vote. Except as otherwise provided herein, such votes shall be counted together and not separately as a class. Holders of Common Stock and Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company.

      (b) The following actions will require the approval of a majority of the total number of eligible votes to which the Common Stock and the Series A Preferred, taken together as one class, are entitled (with each share of Common Stock having one vote and each share of Series A Preferred having one-half (1/2)
vote):

            (i) The dissolution, liquidation or other winding up of the Company or any subsidiary;

            (ii) The cessation of all or a substantial part of the business of the Company or any subsidiary;

            (iii) The execution, delivery and performance by the Company of a
                  Distribution Deal.

      (c) The following actions will require the approval of (A) a majority of the total number of eligible votes to which the Common Stock and the Series A Preferred, taken together as one class, are entitled (with each share of Common Stock having one vote and each share of Series A Preferred having one-half (1/2)
vote); and (B) a majority of the shares of Series A Preferred actually voting on the action being proposed:

            (i)   The amendment of the Company's Certificate of Incorporation;

            (ii) The redemption, purchase or other acquisition of any of the Company's capital stock, except for the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment;


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

            (iii) The authorization or issuance, or the incurring of any obligation itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred then outstanding, other than those shares of Series A Preferred that may be issuable upon the exercise of Underwriters' Warrants to be issued by the Company in connection with its initial public offering;

            (iv) The issuance or sale by any subsidiary, or the obligating of such subsidiary to issue or sell, except to the Company or any wholly owned subsidiary, any stock of such subsidiary;

            (v) Any sale, lease, assignment, transfer or other conveyance or all or substantially all of the Company's assets or any of its subsidiaries, other than a Distribution Deal, or any consolidation or merger involving the Company or any of its subsidiaries;

            (vi) Any reclassification or other change of any capital stock of the Company, or any recapitalization of the Company;

            (vii) The formation of any entity or the acquisition of the stock or assets of any company which is not wholly owned by the Company;

            (viii) The making of any material change in the nature of the
                   Company's or any subsidiary's primary business;

            (ix) The making of any full length feature film by the Company other than a sequel to the film originally planned to be made by the Company.

      (d) The following actions will require the approval of (A) a majority of the total number of eligible votes to which the Common Stock and the Series A Preferred, taken together as one class, are entitled (with each share of Common Stock having one vote and each share of Series A Preferred having one-half (1/2)
vote); and (B) a majority of the votes of the shares of Series A Preferred then outstanding:

            (i) The consummation of any transaction with any person affiliated with the Company relating to a material portion of the Company's assets. For purposes of this subparagraph 4(d)(i), an affiliate shall include any person controlling, controlled by or under common control with the Company, and shall include all officers and directors of the Company, as well as the director and the producer of the film project to be undertaken by the Company.

      C. Provisions Applicable to Common Stock.

      The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

            1. Dividends. Subject to the prior rights of holders of issued and outstanding shares of Series A Preferred, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

            2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in subparagraph B.2 hereof.

            3. Redemption. The Common Stock is not redeemable.


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

            4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                      FIFTH

      In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                                      SIXTH

      Elections of directors need not be by written ballot unless the By-Laws of the Company so provide.

                                     SEVENTH

      The Company is to have perpetual existence.

                                     EIGHTH

      The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

                                      NINTH

      Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of this Company, as the case may be and also on this Company.

                                      TENTH

            A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an


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improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this Section A or adoption of any provision of this Certificate of Incorporation inconsistent with this Section A by the stockholders of the Company shall have prospective effect only and shall not adversely affect any right or protection of a director of the Company with respect to any act or omission at or before the time of such repeal, modification, or adoption of an inconsistent provision.

      B. Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section C of this Article TENTH with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of any undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise; and provided further that the Company shall not be required to advance any expenses to any person who is a party to an action, suit or proceeding brought by the Company and approved by a majority of its board of directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person's fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such person's duty to the Company or its stockholders.

      C. If a claim under Section B of this Article TENTH is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the


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claimant has not met the standards of conduct that make it permissible under the
DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel or stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      D. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

      E. The Company may purchase and maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, letter of credit or self-insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      F. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

                                    ELEVENTH

      The Company elects out of and shall not be governed by Section 203 of the DGCL.

                                     TWELFTH

      The Company (and any subsidiary), and all of its officers, directors, employees, consultants or agents on behalf of the Company or any subsidiary, shall not commence commercial production of "Billy Dead", the full-length, feature film for which the Company was originally formed, or any other full-length, feature film, without first having obtained a third party completion bond as to the completion and delivery of such a film, from a reputable completion bond company in amounts and on terms reasonable and customary in the motion picture industry. This requirement of the Company shall be satisfied by the delivery to the Company by the Chief Executive Officer or other senior officer of the Company of a certificate to the effect that the conditions set forth in this Article TWELFTH have been satisfied.


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